The Bond Fund of America
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Registrant:  The Bond Fund of America, Inc.
File: 811-02444

Exhibit Item No. 77M:  Mergers

On February 19, 2010, The Bond Fund of America, Inc. (the “Registrant”) acquired all of the assets, subject to the liabilities, of Endowments – Bond Portfolio (the “Bond Portfolio”), a series of Endowments, in exchange solely for shares of the Registrant pursuant to an Agreement and Plan of Reorganization dated August 24, 2009.  The transaction was approved by the Board of Directors of the Registrant, the Board of Trustees of Endowments and by the shareholders of the Bond Portfolio.  The terms of the transaction are set forth in the Agreement and Plan of Reorganization which is incorporated herein by reference from the Registration Statement of the Registrant on Form N-14/A filed with the Securities and Exchange Commission on December 2, 2009 (File No. 333-162462 / Accession No. 0000051931-09-001509).